SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:
   [  ] Preliminary Proxy Statement             [  ] Confidential, for Use of
                                                     the Commission Only
   [  ] Definitive Proxy Statement                   (as permitted by Rule
                                                     14a-6(e)(2))
   [X]  Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                               WPL HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

   [  ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:  $500,063

        2) Form, Schedule or Registration Statement No.: Preliminary proxy materials of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company, Joint Registration Statement on
             Form S-4 of WPL Holdings, Inc. and Interstate Power Company (Registration No. 333-07931) and Joint Registration Statement on Form S-4 of WPL Holdings, Inc. and Interstate Power Company (Registration No. 333-10401).

        3) Filing Party: WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company.

        4)   Date Filed:  January 18, 1996, July 11, 1996 and August 19,
             1996.

   [The following is the News Bulletin sent to all WPL Holdings, Inc. employees and retirees on August 19, 1996 regarding the voice-mail message Erroll B. Davis, Jr., President and Chief Executive Officer of WPL Holdings, Inc., broadcast to all WPL Holdings, Inc. employees]

   [Logo]  WPL Holdings, Inc.                                   News Bulletin
                 From WP&L's Corporate Communications Dept. - 608/252-3187
                 For employees and retirees of WPL Holdings, Inc., Heartland Development Corp. and Wisconsin Power and Light Co.


   NR14-96                                                    August 19, 1996

   DAVIS UPDATES EMPLOYEES ON EVENTS RELATING TO NEW STOCK-
   EXCHANGE RATIO ANNOUNCEMENT

   The following is a voice-mail message that was sent Friday evening, August 16, from Erroll Davis to all employees.

   This is Erroll Davis with a voice mail message to all WPL Holdings employees.

   I thought this might be a good opportunity for a short update in follow-up to the message I left you Friday morning announcing the new stock-exchange ratio agreed to by WPL Holdings, IES Industries and Interstate Power Company.

   After the announcement was issued early Friday, I left Madison for Cedar Rapids, and joined IES Chairman Lee Liu and Interstate Power Executive Vice President Mike Chase in a teleconference discussion with financial analysts and a joint press conference attended by several media representatives.

   Market reaction to our announcement on Friday was generally favorable, as the valuation of WPL Holdings stock experienced only a slight down-tick, while both IES and Interstate Power closed higher for the day.

   We realize however, that a proxy contest involving our merger agreement has been promised by MidAmerican Energy Company, the Des Moines-based utility that announced an unsolicited offer to acquire IES Industries - one of our two Iowa-based merger partners.

   This afternoon, MidAmerican announced that it would launch its proxy fight.

   Accordingly, IES shareowners will soon choose between the unsolicited offer from MidAmerican and the three-way Interstate Energy Corporation proposal that we believe is in the best interests of our customers, shareowners and employees.

   If an ongoing proxy contest involving three electric utility companies in the Kansas City Area is any indication, it is conceivable that this proxy fight could make things a little more turbulent before Interstate Energy Corporation becomes a reality.

   We will, nevertheless, move and move quickly to capture the strategic value that would accrue from our unique three-way strategic alliance.

   One final thought before closing.

   Several employees have expressed concerns regarding an item that surfaced in the IES Industries news release that accompanied the August 16 News Bulletin regarding the new exchange ratio.

   The IES news release discussed headquarters locations for the four proposed business units of Interstate Energy Corporation.

   Specifically, the release noted that the Administration business unit would be headquartered in Dubuque; the Generation business unit would be headquartered in Madison; while the Energy Marketing and Delivery and non-regulated business units would be headquartered in Cedar Rapids.

   Let me urge employees not to be unnecessarily concerned about the location of the four business-unit headquarters.

   Frankly, I would expect there to be little if any correlation between the site of a given business-unit's headquarters and the physical location of employees who report up through that particular business unit.

   While some individual employees may, in fact, be asked to relocate, it is highly unlikely that existing departments would be moved en masse from one location to another.

   Instead, employees who report up through all four business units will be spread across the entire Interstate Energy Corporation organization.

   This is the essence of the matrix management system that has been agreed upon by all three companies.

   In the meantime, let me thank you once again for your continuing support.

   I hope you had a good week; I hope you have a good weekend and, as always, please continue to work safely and play safely as well.

   Thank you.